Exhibit 3.99
BYLAWS
OF
NORMAL LIFE, INC.
     I, Michael W. Mefford, Secretary of Normal Life, Inc. (the “Corporation”), hereby certify that the following Bylaws were duly adopted by a unanimous written consent dated November 18, 1983, signed by the Directors of the Corporation and such Bylaws have not been amended or rescinded and are now in full force and effect.

/s/Michael W. Mefford
Michael W. Mefford, Secretary

Date: November 18, 1983

BYLAWS
OF
NORMAL LIFE, INC.
ARTICLE I
SHAREHOLDERS
     Section 1. Annual Meeting. The annual meeting of the shareholders shall be held at such time, place and on such date as the Board of Directors shall designate and as stated in the notice of the meeting, said date to be no later than six months following the end of the Corporation’s fiscal year. The purpose of such meeting shall be the election of directors and. the         .transaction of such other business as may properly. come before it. If the election of directors shall not be held on the day designated for an annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders to be held as soon thereafter as may be practicable. Failure to hold the annual meeting at or within the designated time, or to elect directors at or within such time, shall not work forfeiture or a dissolution of the Corporation, and shall not otherwise affect valid corporate acts.
     Section 2. Special Meetings. Special meetings of the shareholders, for any purpose, or purposes, may be called by the President, the Board of Directors or the holders of not less than one-fifth of all the shares entitled to vote at the meeting.
     Section 3. Place of Meeting. The Board of Directors may designate any place, either within or without the Commonwealth of Kentucky, as the place of meeting for any annual meeting or any special meeting of the shareholders. If no designation is made, the place of meeting shall be the registered office of the corporation in the State of Kentucky.
     Section 4. Notice of Meeting. The Secretary of the corporation shall give notice of any and all meetings to each shareholder of record entitled to vote at such meeting by mailing same to his address as it appears on the stock transfer books of the corporation at least ten days before such meeting. The attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting.
     Section 5. Quorum. A majority of the shares of stock of the corporation entitled to vote shall constitute a quorum at ,a meeting of the shareholders.
     Section 6. Manner of Acting. The act of the majority of the shareholders present at a meeting at which a quorum is present shall be the act of the shareholders.
     Section 7. Voting of Shares. Each outstanding share of stock shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.
     Section 8. Informal Action by Shareholders. Unless

otherwise provided by law, any action required to be taken at a meeting of the shareholders or any other action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be executed by all of the shareholders entitled to vote with respect to the subject matter. Such consent shall have the same effect as a unanimous vote.
     Section 9. Restriction. No transfer of any shares now or hereafter owned by any shareholder shall be valid unless the shareholder complies with the provisions of this Section. As used in the immediately preceding sentence, “transfer” shall include, without limitation, gift, sale, pledge, hypothecation, transfer or assignment, by operation of law or otherwise, or any other disposition. Prior to any transfer, the shareholder shall deliver written notice to the Corporation of the terms of the transfer and the Corporation, by action by the Board of Directors, shall have a period of thirty (30) days within which to acquire the shares of the shareholder then proposed to be transferred upon the same terms as set forth in such written notice. If the Corporation does not notify the shareholder of its election to acquire such shares upon the terms specified in such written notice within thirty (30) days after the receipt of the same, then the shareholder shall be permitted to proceed with the proposed transfer unless such proposed transfer is not completed within thirty (30) days after the expiration of the

30-day notice period, in which event, the shareholder must again give notice to the Corporation prior to transfer.
ARTICLE II
BOARD OF DIRECTORS
     Section 1. General Powers. The business and affairs of the corporation shall be managed by the Board of Directors.
     Section 2. Number, Tenure and Qualifications. The Board of Directors shall consist of four (4) members. The number of the members of the Board of Directors may, at any time, be increased or decreased by amendment of these Bylaws. Each director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.
     Section 3. Regular Meetings. The regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the Commonwealth of Kentucky, for the holding of additional regular meetings without other notice than such resolution.
     Section 4. Special Meetings. Special meetings of the Board of Directors may be called by the President, Vice-President or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the Commonwealth of Kentucky, as the place for holding any special meeting of the

Board of Directors called by them.
     Section 5. Notice. Notice of any special meeting shall be given at least three days previous thereto by written notice delivered personally or mailed to each Director at his last known address. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting.
     Section 6. Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting.
     Section 7. Manner of Acting. The act of the majority of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
     Section 8. Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of directors. A Director elected to fill a vacancy by reason of an increase in the number of directors shall serve until the next annual meeting of shareholders.
     Section 9. Informal Action by Board of Directors. Unless otherwise provided by law, any action required to be taken at a meeting of the Board of Directors or any other action which may be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be executed by all of the Directors entitled to vote with respect to the subject matter. Such consent shall have the same effect as a unanimous vote.
ARTICLE III
OFFICERS
     Section 1. Number. The officers of the corporation shall’ be a President, a Vice President, a Secretary and a Treasurer. Any two or more offices may be held by the same person, except the offices of President and Secretary may not be held by the same person if the corporation has more than one shareholder. The Board of Directors may appoint such other officers and agents as it shall deem necessary. The salaries of all officers and agents shall be fixed by the Board of Directors.
     Section 2. Election and Term of Office. The officers to be elected by the Board of Directors shall be elected annually at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers-shall not be held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until his successor shall have been duly elected and qualified.
     Section 3. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed -by the Board of Directors whenever, in its judgment, the best interests of the corporation would be served thereby.

     Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.
     Section 5. Duties. The duties of the officers and agents of the corporation shall be such as are usually performed by corporate officers and agents or as may be fixed from time to time by the Board of Directors, including, but not limited to the following:
(a) PRESIDENT. The president shall be the principal executive officer of the corporation and shall generally supervise and control all of the business and affairs of the corporation. He shall preside at all meetings of the shareholders and the Board of Directors. He may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.
(b) VICE PRESIDENT. The vice president shall perform all the duties of the president in the president’s absence and in general shall perform all duties incident to the office of vice president and such other duties as may be prescribed by the Board of Directors from time to time.
(c) SECRETARY. The secretary shall: (1) keep the minutes of the shareholders’ ,and of the Board of Directors’ meetings in one or more books provided for that purpose; (2) see that all notices are given in accordance with the provisions of these bylaws, or as required by law; (3) be custodian of the corporation records; (4) keep a register of the post office address of each shareholder and director which shall be furnished to the secretary by such persons; (5) sign with the president, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the Board. of Directors; (6) have general charge of the stock transfer books of the corporation; (7) in general perform all duties as from time to time may be assigned to him by the President or by the Board of Directors.
(d) TREASURER. The treasurer shall: (1) have charge and custody of and be responsible for all funds and securities of the corporation; (2) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected; and (3) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the President or the Board of Directors.

ARTICLE IV
FISCAL YEAR
     The fiscal year of the Corporation shall begin on October 1 and end on September 30.
ARTICLE V
DIVIDENDS
     The Board of Directors may from time to time declare, and the corporation may pay, dividends in cash, property, or its own shares in the manner and upon the terms and conditions provided by law.
ARTICLE VI
WAIVER OF NOTICE
     Whenever any notice is required to be given to any shareholder or Director under the provisions of these bylaws or under the Articles of Incorporation or by statute, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
ARTICLE VII
AMENDMENTS
     These bylaws may be altered, amended or repealed and new bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.